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                                                                    Exhibit 10.7

                                    FORM OF

                              Services Agreement
                              (Batch Processing)

     This Services Agreement (Batch Processing) (the "Agreement") is between Global Payments Inc., a Georgia corporation ("Global Payments" or "Provider") and National Data Corporation, a Delaware corporation ("NDC" or "Recipient") (Global Payments and NDC are each referred to as a "Party" and both are referred to as the "Parties"), and is dated as of and is made effective as of _____________, 2000 (the "Effective Date").

                                  Background

     Prior to the Effective Date, NDC had two primary areas of business, the processing of credit card transactions (the "Commerce Business") and the processing of claims and related transactions among health care providers and health care insurers (the "Health Business").

     The Board of Directors of NDC has determined that it is in the best interests of NDC and its shareholders for NDC to transfer and assign to Global Payments the capital stock of National Data Payment Systems, Inc., Global Payment Holding Company, NDC Holdings (UK) Ltd., Merchant Services U.S.A. and their respective subsidiaries (the "NDC Global Payments Subsidiaries") that hold all of the assets and liabilities that currently constitute NDC's Global Payments business and a 0.85% general partnership interest in GPS Holding Limited Partnership as a contribution to the capital of Global Payments and to receive in exchange therefore shares of Global Payments common stock, and to thereafter make a distribution (the "Distribution") to the holders of NDC common stock of all of the outstanding shares of Global Payments common stock at the rate of __ share of Global Payments common stock for every __ share of NDC common stock outstanding pursuant to a Distribution Agreement, dated as of the date hereof, between NDC and Global Payments (the "Distribution Agreement"). The Parties intend that the transactions described in the Distribution Agreement will be effective at the Effective Time (as that term is defined in the Distribution Agreement). Upon the Effective Time, NDC's business will be the Health Business, and Global Payments's business will be the Commerce Business.

     Although the transactions provided for in the Distribution Agreement and the Ancillary Agreements (as that term is defined in the Distribution Agreement) will provide for the separation of NDC and Global Payments into separate and distinct entities and the substantial separation of their operations, and although the Parties had, prior to the Effective Date, begun (and in some cases, completed) the separation of certain computer system and network system functions, other computer systems and network activities presently shared by the Parties, such as the batch processing capabilities of the Unisys computers (the "Batch Processing System") that serve both the Health Business and the Commerce Business cannot be separated as of the Effective Date.

     Accordingly, the Parties deem it to be appropriate and in their best interests in connection with the Distribution that Global Payments shall provide to NDC certain services upon the terms and conditions of this Agreement for the period provided for herein and that NDC will reimburse
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Global Payments for such services, on an allocated cost basis, plus certain fees for administrative costs.

                             Terms and Conditions

     Now, Therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                        Article 1 Provision of Services

     "Services" means the batch processing services described in Addendum I-- Batch Processing Services.

     Provider shall, subject to the terms and conditions of this Agreement, provide Recipient with the Services.

                         Article 2 Allocation of Costs

     All costs incurred by Provider in connection with the provision of the Services will be allocated between the Parties as described in the body of this Agreement or in Addendum II--Allocation of Costs.

                       Article 3  Invoices and Payments

Section 3.01  Invoices

     Provider will provide Recipient monthly invoices which will provide reasonable details regarding the allocation of costs and other charges for each of the types of Services rendered.

     Provider will use commercially reasonable efforts to provide Recipient with an invoice by the tenth day of the month following the month in which the Services were rendered.

     Recipient must notify Provider of any objection within twenty (20) days after its receipt of the invoice, and must provide reasonable details as to specific charges to which Recipient objects, and the basis for such objection.

Section 3.02  Payment

     Recipient agrees to pay Provider all costs allocated to it in accordance with this Agreement and all other charges that Provider is entitled to charge pursuant to this Agreement. All payments by Recipient shall be made within thirty (30) days of Recipient's receipt of an invoice and shall be made by wire transfer to a bank account designated by Provider.

     If any portion of an amount due to Provider under this Agreement is subject to a bona fide dispute between the Parties, Recipient shall nonetheless pay and remit to Provider on the date such amount is due all amounts not disputed in good faith by Recipient.

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                        Article 4 Term and Termination

Section 4.01 Initial Term

     This Agreement shall begin on the Effective Date, and shall expire on May 31, 2001 (the "Initial Term"), unless (i) renewed as provided in Section 4.02 or
(ii) terminated earlier in accordance with the terms of this Agreement.

Section 4.02 Renewal Terms

     This Agreement may be renewed for two successive renewal terms of one (1) year (each a "Renewal Term") (the Initial Term and all Renewal Terms collectively referred to herein as the "Term") if, during the Initial Term, Recipient gives written notice of renewal at least thirty (30) days prior to the last day of the Initial Term; and if, no later than at least thirty (30) days prior to the last day of the first Renewal Term, Recipient gives written notice of renewal for the second Renewal Term.

Section 4.03 Extension in Connection with Termination Assistance

     If, pursuant to Section 4.06, Recipient requests that Provider provide termination assistance, then this Agreement shall be extended during the period that Provider provides such termination assistance.

Section 4.04 Termination

     (a)  By Recipient for Convenience

     Recipient may terminate this Agreement for convenience, in whole but not in part, by giving Provider at least three hundred sixty five (365) days prior notice designating the termination date.

     (b)  By Provider for Non-Payment

     Provider may terminate this Agreement if Recipient defaults in the payment when due of any amount due to Provider and does not cure such default within 10 days after receiving notice of the default.

     (c)  By Either Party upon Material Default

     This Agreement may be terminated by either Party if the other Party commits a breach of a material term, obligation or condition hereof, where said breach is not substantially cured within 30 days after receiving written notice of said breach, or with respect to a material breach that cannot reasonably be cured within 30 days, that the breaching Party has not commenced substantial action to cure said breach within 30 days after receiving notice of said breach.

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Section 4.05 Cessation of Performance; Payment

     Upon expiration or termination of this Agreement for any reason, except as provided in Section 4.06, Provider will cease to have any obligation to perform the Services hereunder, and Recipient will pay and remit to Provider all amounts due to Provider for all Services provided and expenses incurred through the date of such expiration or termination.

Section 4.06 Termination Assistance

     In connection with the expiration or termination of this Agreement for any reason unless this Agreement has been terminated by Provider pursuant to Section 4.04(b), Provider will, for a reasonable period, provide reasonable termination assistance to Recipient in order to assist Recipient in transitioning the Services from Provider to Recipient or other third party provider; provided, however, that Recipient shall be obligated to pay all fees and expenses of Provider incurred in connection with the rendering of said termination assistance.

Section 4.07 Survival of Selected Provisions

     Notwithstanding the expiration or earlier termination of this Agreement for any reason, however described, the following sections of this Agreement shall survive any such expiration or termination: Section 4.05; Section 4.06; this
Section 4.07; Article 8; Article 9, Article 10, Article 11; Section 12.06;
Section 12.08; Section 12.10; Section 12.11 and Section 12.12. Upon termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement will immediately cease and terminate (except for the rights and obligations under those Sections specifically designated to survive in this
Section 4.07).

                           Article 5 Service Levels

Section 5.01 General

     The Parties have agreed to a procedures manual (the "Procedures Manual") that governs the performance of the Services by Provider. Provider agrees that the performance and delivery of the Services will meet or exceed any agreed upon service levels to be set forth in the Procedures Manual, and Recipient agrees that its only remedies for the failure of the performance or delivery of the Services to meet or exceed any agreed upon service levels set forth in the Procedures Manual will be the remedies, if any, set forth in the Procedures Manual.

Section 5.02 Measured Services

     If a performance metric for a particular Service or aspect of the Services are not set forth in the Procedures Manual, and Recipient requests that one or more performance metrics be established for a particular aspect of the Services, then Provider, with the assistance of Recipient shall perform an assessment of the historical service levels as they existed for the twelve (12) month period before the Effective Date for such aspect of the Services, and Provider will propose performance metrics based on that assessment. When performance metrics for such aspect of the Services have been accepted in writing by Recipient and Provider, such service levels shall be incorporated into the Procedures Manual, and Provider will thereafter perform in accordance with such new service levels. The Parties intend that any and all service levels will not be less favorable

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to Recipient during the Term than they are at the initiation of the Services pursuant to this Agreement.

Section 5.03 Review and Remedy

     The Parties will review the extent to which the Services were performed in accordance with the Procedures Manual as part of each Monthly Review (as that term is defined below). If the Services have been performed at a level below any applicable service levels included in the Procedures Manual, each Party may propose one or more remedies if no specific remedy is set forth in the Procedures Manual. These remedies can include modification of the applicable service levels, equipment changes or changes in operational processes. If, after the involvement of the Senior Representatives, the Parties are unable to agree to remedies, either Party may invoke the provisions of Article 11. Notwithstanding the foregoing, in the event that the Parties cannot reach agreement regarding a remedy after resort to the dispute resolution procedures set forth in Article 11, then the Parties may pursue all other remedies available under this Agreement and the Procedures Manual.

                         Article 6 Project Management

Section 6.01 Senior Representatives; Monthly Reviews

     Provider and Recipient each shall appoint a senior member of management to represent them with respect to the relationship of the Parties hereunder (each, a "Senior Representative"). The Provider Senior Representative and the Recipient Senior Representative shall meet at least one time each calendar month (the "Monthly Review") to review Provider's performance under this Agreement.

Section 6.02 Account Managers; Weekly Meetings

     Provider and Recipient will each appoint an account manager to serve as such Party's main contact with the other Party for project and request submissions, status reporting, disputes and other issues related to this Agreement (each, an "Account Manager"). The Account Managers shall hold weekly meetings (the "Weekly Meetings") to discuss performance under this Agreement and all operational and administrative issues relating thereto.

Section 6.03 Personnel Decisions

     (a) Provider will consult with Recipient in each instance prior to transferring, reassigning, terminating, hiring or making other changes in any of the human resources allocated by Provider as of the Effective Date to the performance and delivery of the Services. Provider will use commercially reasonable efforts to maintain continuity of the persons performing Services under this Agreement.

     (b) If Recipient reasonably and in good faith determines that it is not in Recipient's best interests for any Provider or subcontractor employee to be appointed to perform or to continue performing any of the Services, Recipient shall give Provider written notice specifying the reason for its position and requesting that such employee not be appointed or be removed from the Provider group servicing Recipient and be replaced with another Provider employee.

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Promptly after its receipt of such a notice, Provider shall investigate the matters set forth in the notice, discuss with Recipient the results of the investigation, and the Parties will use commercially reasonable efforts to resolve the matter on a mutually acceptable basis.

                              Article 7 Software

Section 7.01 Third Party Software

     Prior to the Effective Date, NDC was a licensee of certain software from third parties (the "Third Party Software"). NDC used the Third Party Software, together with the Shared Software (as that term is defined below) and the computer hardware and other devices owned or leased by it to operate the Batch Processing System. Provider represents and warrants that it has obtained all Required Consents (as defined below) under the contractual, leasing and licensing arrangements used by Provider to provide the Services (the "Third Party Agreements"). The Parties believe that the terms and conditions of the licenses to the Third Party Software permit Provider to provide the Services to Recipient pursuant to the terms of this Agreement without any increase in any royalty fee or any other adverse change in the terms and conditions of such licenses; however, to the extent that Provider determines or has notice of any claim that any such license restricts Provider from providing any of the Services, Provider shall promptly negotiate an amendment to such license so that it may provide the Services (whether by the grant of a sublicense or otherwise), and in such event if Provider incurs any increase in the cost of the royalty fee or other adverse change in the terms and conditions of an existing license, or renewal or extension thereof, Recipient will reimburse Provider for that portion of the cost of such license (or the increased royalties or the cost of any other adverse change in the terms and conditions) that corresponds to Recipient's proportionate use of such Third Party Software.

     Except as provided above, Provider will be responsible for the payment of all license fees, royalty fees, maintenance fees, acquisition costs or similar costs incurred in connection with the use of Third Party Software, all of which will be included as part of the cost allocation process described in Addendum II--Allocation of Costs. Recipient will be responsible for the payment of all license fees, royalty fees, maintenance fees, acquisition costs or similar costs of any Third Party Software used by Provider solely to provide Services to Recipient, none of which will be included as part of the cost allocation process described in Addendum II--Allocation of Costs.

Section 7.02 Application of Current Technology

     In providing Services hereunder, Provider will continue to utilize the technology that was used prior to the Effective Date. Provider may not make changes to its technology that materially and adversely affects the Services, but, notwithstanding the foregoing, in the event that Provider makes certain technology changes that materially and adversely affect the Services, Recipient will have a right to terminate this Agreement for convenience as provided by
Section 4.04(a).

     If Provider makes changes to its technology that materially increases the quality of the Services, any increased development costs, expenses or fees associated with such technology

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changes will be shared by Provider and Recipient based on the proportionate use of the Services that were materially improved in quality.

               Article 8 Warranties And Additional Undertakings

Section 8.01 By Provider

     Provider will perform the Services in a professional and workmanlike manner.

Section 8.02 Security

     Provider is responsible for running a professional data center with the normal safeguards of an "average" business. Provider shall perform the Services in accordance with the physical and data security procedures set forth in the Procedures Manual.

Section 8.03 Virus Avoidance

     Each Party will take commercially reasonable measures to ensure that no virus or similar items are coded or introduced into any software used to provide the Services and the operating environments used to provide the Services. Both Parties will continue to perform and maintain at least the virus protection and correction procedures and processes in place at Provider prior to the Effective Date. If a virus is found to have been introduced into any software or operating environment used to provide the Services, both Parties shall use commercially reasonable efforts and diligently work to eliminate the effects of the virus. However, Provider shall take immediate action to remediate the virus' proliferation in the operating environment used to provide the Services. The Party causing or permitting a virus to be introduced into any software or operating environment used to provide the Services shall bear the costs associated with such efforts and the Losses caused by such a virus. If Recipient introduces or permits the introduction of a virus, Provider shall be relieved of the affected services levels described in the Procedures Manual to the extent such virus impacts Provider's ability to satisfy such service levels.

Section 8.04 Disabling Codes

     Each Party agrees that it will not insert or use disabling codes in any software or equipment used to provide the Services. The Parties further covenant that with respect to any disabling code that may be part of any software or equipment used to provide the Services, neither Party will invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason.

Section 8.05 Pass-Through Warranties

     Provider agrees to pass through to Recipient any warranties given by its third party vendors in connection with hardware, software or other products or services used by Provider to provide the Services to the extent permitted by the terms and conditions of such warranties.

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Section 8.06 Disclaimer of Warranties.

     Except as otherwise expressly provided herein, neither party makes any other representations or warranties, of any kind, nature or description, including without limitation any warranties of merchantability or fitness for a particular purpose.

Section 8.07 Noninfringement

     Each of the Parties covenants that it will perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

Section 8.08 Regulatory Proceedings and Compliance with Laws

     Each Party agrees, at its cost and expense, to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary permits for its business, and to comply with all laws and regulatory requirements applicable to the performance of its obligations under this Agreement. If a Party seeking a regulatory approval or a necessary permit is dependant upon the cooperation of other Party in order to obtain such approval or permit, the other Party will provide such cooperation as is reasonably necessary provided that the Party seeking such cooperation shall reimburse the cooperating Party for all costs incurred in connection therewith.

                      Article 9 Confidential Information

Section 9.01 Confidential Information of Recipient.

     Provider covenants and agrees to keep and hold in confidence all of Recipient's data and other confidential or proprietary information (collectively the Recipient Confidential Information) provided hereunder or obtained in connection herewith, and will use said Recipient Confidential Information only in connection with the performance of the Services. Provider will employ substantially the same safeguards, but not less than reasonable safeguards, in protecting the Recipient Confidential Information that it uses in safeguarding confidential data of its own, or the confidential data of its customers, against accidental or unauthorized deletion, destruction or alteration.

Section 9.02 Confidential Information of Provider

     Recipient covenants and agrees to keep and hold in confidence all of Provider's data and other confidential or proprietary information (collectively the Provider Confidential Information) provided hereunder or obtained in connection herewith, and will use said Provider Confidential Information only in connection with its receipt of the Services. Recipient will employ substantially the same safeguards, but not less than reasonable safeguards, in protecting said Provider Confidential Information that it uses in safeguarding confidential data of its own, or confidential data of its customers, against accidental or unauthorized deletion, destruction or alteration.

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Section 9.03 Exclusions

     Notwithstanding Sections 9.01 and 9.02, this Article 9 will not apply to any information which Provider or Recipient can demonstrate, based on documentary evidence, was: (a) without a breach of duty owed to the disclosing party, is in the possession of the receiving party at the time of disclosure to it; (b) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing party, did disclose such information to it; or (c) independently developed by the receiving party without reference to Company Information of the disclosing party.
Further, either Party may disclose the other Party's Confidential Information to the extent required by law or order of a court or governmental agency. However, the recipient of such Confidential Information must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at the discloser's cost and expense. Disclosure

     Each Party may disclose the other Party's Confidential Information to those of the recipient Party's attorneys, auditors, insurers (if applicable), subcontractors and full time employees who have a need to have access to such information and have agreed to hold the information confidential.

                            Article 10 Indemnities

Section 10.01 Losses Defined

     "Losses" shall mean all losses, liabilities, damages, penalties and claims (including taxes and all related interest and penalties incurred directly with respect thereto), and all related costs, expenses and other charges (including all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement or judgment, interest and penalties).

Section 10.02 Indemnities for Certain Losses

     Each Party shall indemnify (in such case, that Party is referred to as the "indemnitor") the other Party (in such case, that Party is referred to as the "indemnitee") from all Losses arising out of:

     (a) any claim for rent or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent or utilities, or

     (b) any claim for wages, benefits, third party fees, taxes, assessments, duties, permits or other charges of any nature for which the indemnitor is financially responsible under this Agreement, as well as any additions to tax, penalties, interest, fees or other expenses incurred by the indemnitor as a result of such charges not being paid at the time or in the manner required by applicable law, or

     (c) an act or omission of the indemnitor in its capacity as an employer of a person and arising out of or relating to (1) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (2) sexual discrimination or harassment, (3) accrued employee benefits not expressly assumed by the indemnitee and (4) any other aspect of the

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          employment relationship or its termination (including claims for breach of an express or implied contract of employment) and which, with respect to each of clauses (1) through (4), arose when the person asserting the claim, demand, charge, actions, cause of action or other proceeding was or purported to be an employee of the indemnitor, or

     (d) any claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country or any state alleged to have been incurred because of or arising out of any aspect of the Services provided by Provider in its performance of the Services, or

     (e) any claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of a Party, and its subcontractors caused by the negligence or willful misconduct of such Party, its employees, affiliates or subcontractors. However, neither Party will have any obligation under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of the non-indemnifying Party, its employees, affiliates or subcontractors.

Section 10.03 Limitation of Liability

     Except for a breach of Section 3.02, Error! Reference source not found.
Article 9, or liabilities arising from the Parties' indemnification obligations under Section 10.02, the liability of each Party to the other for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability will be limited to $100,000.00; provided however, that this limitation of liability also will not apply to the liability of either Party to the extent such liability results from (a) that Party's acts of intentional misconduct in the performance or nonperformance of its obligations under this Agreement; (b) that Party's nonperformance of its payment obligations to the other expressly set forth in this Agreement (including, with respect to Recipient, Recipient's obligation to make payments to Provider, whether in the form of charges for Services performed hereunder, payments upon termination of this Agreement, or for payment or reimbursement of taxes, out-of-pocket expenses or pass-through expenses).

Section 10.04 Exclusion of Certain Damages

Except for a breach of Section 3.02, Article 9, or liabilities arising from the Parties indemnification obligations under Section 10.02, in no event will either Party be liable for any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any Party, including third Parties, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

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Section 10.05 Duty to Mitigate

     Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

Section 10.06 Time Limit to Make Claims

     No claim and demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two (2) years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either Party against the other.

                  Article 11 Dispute Escalation and Mediation

Section 11.01  Resolution of Disputes by Account Managers

     All disputes between the Parties regarding charges, work activities, quality of service or any other issue hereunder shall be first raised by Recipient with the designated Provider Account Manager and the Parties shall endeavor to amicably resolve the same.

Section 11.02 Involvement of Senior Representatives

     In the event of any dispute between the Parties regarding charges, work activities, quality of service or any other issue hereunder that cannot be resolved by Recipient with the Provider Account Manager, Recipient is required to submit its complaint in writing to the Provider Senior Representative within 30 days of the event or circumstance giving rise to said dispute, or as soon thereafter as reasonably practical. Any such written complaint shall specifically reference this dispute provision and shall provide reasonable details regarding the nature and facts surrounding the complaint. The Provider Senior Representative shall respond to each complaint received hereunder within 30 calendar days of receipt of said complaint. The Provider Senior Representative and the Recipient Senior Representative shall endeavor to amicably resolve any such dispute.

Section 11.03 Involvement of Chief Executive Officers

     In the event that negotiations in accordance with Section 11.01 and Section
11.02 have failed to resolve a dispute hereunder, the matter shall be referred to the Chief Executive Officers of Provider and Recipient for attempted resolution. In the event that the dispute cannot be resolved satisfactorily between Provider and Recipient at that level, each Party agrees to submit first to non-binding mediation as provided below.

Section 11.04 Non-binding Mediation

     (a) In the event non-binding mediation is required by Section 11.03, the Parties shall submit the dispute to non-binding mediation to be held in Atlanta, Georgia. The Parties will choose a neutral mediator from a list of mediators maintained by the American Arbitration

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Association (the "AAA") office located in Atlanta, Georgia. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA.

     (b) Notwithstanding any other provision of this Article 11, either Party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this Article 11 would permit or cause irreparable injury to such Party or any third Party claiming against such Party, due to delay arising out of the dispute resolution process.

Section 11.05 Expenses of Mediation

     Each Party shall be responsible for its costs of mediation, and the Parties will each pay one-half of the expenses of the mediator and the AAA.

Section 11.06 Recipient's Sole Remedy Upon Failure of Mediation

     In the event that a dispute is not resolved after mediation to the satisfaction of Recipient, the sole remedy of Recipient is to terminate this Agreement for convenience as provided in Section 4.04(a), and, in the case of an overcharge revealed by an audit made pursuant to Section 12.01, to bring suit for the amount of such overcharge; provided however, the Parties may pursue any and all remedies available at law or in equity (in each case subject to the limitations of Section 10.03, Section 10.04, Section 10.05 and Section 10.06) (other than termination of this Agreement) for breaches of Sections 3.02,
Article 9 or for acts of intentional misconduct in the performance of, or intentional nonperformance of, the Services or the obligations of the Parties pursuant to Article 2, Section 8.03, Section 8.04 or Section 10.02.

Section 11.07 Continuation of Services and Obligations Pending Resolution of Disputes

     Notwithstanding the existence of a dispute, Provider shall continue to provide the Services during any dispute resolution proceedings (whether informal or formal) and Recipient will continue to perform its obligations (including the making of all payments which are not the subject of a good faith dispute to Provider) in accordance with this Agreement.

                           Article 12 Miscellaneous

Section 12.01 General Audit Rights

     Recipient shall have the right to have the books and records of Provider that relate to the Services provided under this Agreement quarterly by its internal audit staff, or its external auditors (provided that any person that is a member of such audit staff or auditors participating in the audit must first sign a confidentiality agreement containing the same provisions of Article 9) Recipient shall be solely responsible for the costs and expenses of any such audit. In the event of such audit, Provider shall provide Recipient's auditors reasonable access to all relevant books, records and personnel during normal business hours. In the event an audit reveals an overcharge or undercharge, the Party who, based on the results of the audit, owes money to the other Party shall have a reasonable time to review audit and documents that provide the basis for the conclusions reached by the audit. After such a review, to the extent such Party does not dispute the conclusions of the audit, such Party shall pay the other Party the undisputed amounts owed. The disputed amounts, if any, may be resolved pursuant to Article 11.

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Section 12.02 Subcontracting

     Subject to the provisions of Section 6.03 hereof. Provider may subcontract non-material portions of the Services without consent or approval of Recipient, provided that (i) the subcontractors sign and deliver to Recipient appropriate confidentiality agreements in advance of undertaking any of the Services and
(ii) Provider remains primarily liable and obligated to Recipient for the timely and proper performance of all of its obligations hereunder and for the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligation.

Section 12.03 Assignment

     Except as provided in this Section 16.5, neither Party may assign this Agreement, in whole or in part, without the prior written consent and approval of the other Party hereto, which consent shall not be unreasonably withheld (provided however, in the case of any assignment by Provider, the Parties agree that the only basis on which Recipient may withhold such consent is if the assignee in not competent to provide the Services), except that either Party may, in connection with the sale of all or substantially all of its assets, any merger, consolidation, reorganization, or other business combination to which a Party is a party, assign its obligations and responsibilities hereunder to the purchaser in the case of a sale of assets, or the surviving entity in the case of a merger, consolidation or business combination, without the approval of the other Party. An assignment will not relieve a Party of any obligations under this Agreement. Any purported transfer, assignment or delegation that does not comply with the terms of this Section 16.5 shall be null and void and of no force or effect. Notwithstanding the foregoing, neither Party shall have the right to assign this Agreement and the obligations hereunder to any successor of such Party by way of merger, consolidation, reorganization or the acquisition of substantially all of the business and assets of the assigning Party relating to the Agreement if such successor's principal business is the business of the other Party (i.e., the Health Business or the eCommerce Business).

Section 12.04 Consents and Approvals

     Each Party will obtain all governmental and other consents necessary for it to provide or use, as the case may be, the Services.

Section 12.05 Relationship of the Parties

     The sole relationship between the Parties shall be that of independent contractors. No partnership, joint venture, or other formal business relationship is hereby created between the Parties hereto. Neither Party shall make any warranties or representations, or assume or create any obligations, on the other Party's behalf except as may be expressly permitted hereunder or in writing by such other Party. Each Party shall be solely responsible for the actions of all their respective employees, agents and representatives.

Section 12.06 Non-solicitation or Hiring of Employees

     During the Term and for eighteen (18) months thereafter neither Party will encourage or solicit any employee or consultant to leave the employ of the other Party; provided however, that the foregoing does not prohibit mass media "want ads" not specifically directed towards employees or consultants of a Party.

Section 12.07 Expenses

     Except as otherwise expressly provided for herein, each Party shall bear its own costs and expenses in connection with this Agreement and the performance of its obligations and responsibilities hereunder.

Section 12.08 Notices

     All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States certified mail, return receipt requested, postage prepaid. All notices and communications, to be effective, must be properly addressed to the Party to whom the same is directed at its address as follows:

          If to Recipient, to:

               National Data Corporation Inc.
               Two National Data Plaza
               Atlanta, GA 30329
               Attention:  ____________
               Fax:  (___) ___-____

          If to Provider, to:

               Global Payments Inc.
               __________________
               __________________
               Attention:  __________________
               Fax: (___) ___-____

     Either Party may, by written notice delivered to the other Party in accordance with this Section, change the address to which delivery of any notice shall thereafter be made.

Section 12.09 Amendment and Waiver

     This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 12.10 Entire Agreement

     This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 12.11 Severability

     The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not a part hereof.

Section 12.12 Governing Law

     This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, without regard to the conflicts of law rules of such state. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data.

Section 12.13 Force Majeure

     Provider will not be liable for any failure of performance of the Services under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute or governmental act or any other causes beyond Provider's reasonable control, whether or not of the same class or kind as those specifically named above.

Section 12.14 Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

                              NATIONAL DATA CORPORATION

                              By: _____________________________
                              Name:
                              Title:

                              Global Payments Inc.

                              By: _____________________________
                              Name:
                              Title:

                     Addendum I--Batch Processing Services

General

     Provider will provide to Recipient batch claims processing, printing services, provision of backup tapes, system backup and offsite storage.

Locations

     The Services will be provided at Recipient's Atlanta location.

Specific Services

     (a)  Batch Runs

     Conduct daily claims processing batch runs Monday through Friday.

     Conduct five claims processing batch runs over each Saturday through Sunday period.

     Conduct four weekly claims processing batch runs.

     Conduct ten monthly claims processing batch runs.

     (b)  Printing Services

     Print daily claims processing print files (HC/RX).

     Print weekly Customer Profile System files.

     Conduct ten Customer Profile System print runs per month.

     (c)  Provision of Tapes for System Backup

     Provide Tandem backup tapes as needed.

     Provide Unisys backup tapes as needed.

     (d)  Offsite Storage

     Provide off-site storage for Tandem back-up tapes as needed.

     Provide [off-site] storage for generic daily tapes as needed.

     Provide [off-site] storage for VAX/CLINIX backup tapes as needed.

                       Addendum II--Allocation of Costs

     Recipient will pay monthly fees to Provider for the Services. The Fees will be based on the allocated cost of the Services.

     As of the Effective Date, Provider has estimated that the Services will have an allocated cost of $28,523.50, calculated as follows:

     Provider estimates that the following personnel time will be required to provide the Services: (i) thirty minutes of manpower per day for print time,
(ii) one hour of manpower per day for batch run set-up, (iii) three hours of manpower per day for tape handling, (iv) two hours of manpower per day for offsite handling, (v) thirty minutes of manpower per day for customer support and (vi) two hours of manpower per day for system operations, for an estimated monthly allocated cost of $6,000.00.

     Provider estimates that (i) it will print an estimated 9,100 daily claims processing print files (HC/RX) per month; (ii) print an estimated 1,733 weekly Customer Profile System files per month, (iii) conduct ten Customer Profile System print runs per month for an estimated total of 34,234 files per month, for an estimated monthly allocated cost of $902.00

     Provider estimates that the estimated time requirement by Provider to conduct all of the above batch runs is 37 hours per month, for an allocated monthly cost of $18,500.00.

     Provider estimates that Recipient will require an estimated 6,604 Tandem backup tapes annually and an estimated 5,034 Unisys backup tapes annually, for an allocated monthly cost of $969.00.

     Provider estimates that Recipient will require (i) off-site storage for 225 total Tandem back-up tapes; (ii) [off-site] storage for 3,960 total generic daily tapes, and (iii) [off-site] storage for twelve cases of VAX/CLINIX backup tapes, for an estimated fee to an outside vendor of $2,152.50 for such offsite storage.